Exhibit 99.1

FOR IMMEDIATE RELEASE

http://www.madison-bank.com

MADISON BANCSHARES REPORTS RECORD

EARNINGS FOR 2003, UP 27% FROM 2002

Palm Harbor, Florida – January 13 , 2004 – PR Newswire – Madison BancShares, Inc. (MDBS), the parent company of Madison Bank, announced earnings (unaudited) for the 12 months ended December 31, 2003 increased to $2,171,000, a 27% increase over 2002. “Our increased performance is due to the relationships our Madison Bankers continue to build with our customers,” said Robert B. McGivney, President and CEO.

Earnings for the fourth quarter ending December 31, 2003 were $602,000, a 23% increase over the fourth quarter of 2002. “We are looking forward to the early summer opening of our new Trinity office at the 400,000 square foot Mitchell Plaza Center located at Little Road and State Road 54,” stated Melvin S. Cutler, Chairman. He added, “Our shareholders also had a very good year with MDBS stock ending the year at $15.97, up 31% from the prior year end.”

Although unaudited, management anticipates no material change in the numbers.

	For the 12 Months Ended December 31
	2003	%	2002
Net Earnings	$2,171,000	+27%	$1,715,000
Diluted Earnings Per Share	$1.02		$0.82

	For the Quarter Ended December 31
	2003	%	2002
Net Earnings	$602,000	+23%	$489,000
Diluted Earnings Per Share	$0.28		$0.23
Price Per Share of MDBS	$15.97	+31%	$12.16

Madison BancShares is a publicly traded Bank Holding Company headquartered in North Pinellas County, with offices in Palm Harbor, Port Richey, Tarpon Springs, and the soon to be open office in New Port Richey at Mitchell Plaza. Its stock is traded on the NASDAQ under the symbol “MDBS.” Current market makers in the stock include: Advest, Inc. (866-273-6661), Carl P. Sherr & Co. (800-257-4377) and Morgan Keegan (800-238-7533)

For More Information Contact:
Martin Gladysz, CFO
Telephone: (727) 287-3138